Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Rhythm Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(o)	$150,000,182.83		$150,000,182.83	0.00014760	$22,140.03
Fees Previously Paid	Equity	Common stock, par value $0.001 per share	457(o)	$49,999,817.17		$49,999,817.17	0.00010910	$5,454.98(1)
	Total Offering Amounts					$200,000,000		$27,595.01
	Total Fees Previously Paid							$5,454.98
	Total Fee Offsets							—
	Net Fee Due							$22,140.03

(1) On March 2, 2023, the registrant registered pursuant to the Registration Statement and a prospectus supplement, dated March 2, 2023 (the “Prior Prospectus”), $100,000,000 of shares of its common stock and paid a filing fee of $9,270. As of the date hereof, the registrant has offered and sold $50,000,182.83 pursuant to the Prior Prospectus. The shares of common stock registered pursuant to the Registration Statement and the prospectus supplement dated as of the date hereof (the “Prospectus”) include $49,999,817.17 of unsold shares of common stock previously registered pursuant to the Prior Prospectus. The Prospectus amends and replaces the Prior Prospectus in its entirety and the registrant will not make any offers and sales pursuant to the Prior Prospectus after the Prospectus is filed with the Securities and Exchange Commission.